Exhibit 10.1

THIRD AMENDMENT TO ADVISORY AGREEMENT
THIS THIRD AMENDMENT TO THE ADVISORY AGREEMENT (this “Amendment”) dated as of June 30, 2015, with an effective date of April 1, 2015, is among CAREY WATERMARK INVESTORS INCORPORATED, a Maryland corporation ("CWI 1"), CWI OP, LP, a Delaware limited partnership of which CWI 1 is a general partner (the "Operating Partnership"), and CAREY LODGING ADVISORS, LLC, a Delaware limited liability company (the "Advisor").
W I T N E S S E T H:
WHEREAS, CWI 1, the Operating Partnership and the Advisor have entered into that certain Advisory Agreement, dated as of September 15, 2010, a First Amendment to the Advisory Agreement, dated January 24, 2014, and a Second Amendment to the Advisory Agreement, dated May 12, 2015 (as amended, modified or supplemented, the “Agreement”); and
WHEREAS, CWI 1, the Operating Partnership and the Advisor have agreed to amend the Agreement in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
2.    Expenses.
a.    The following Subsection 10(b) is hereby added immediately after Subsection 10(a)(xvii) of the Agreement:
(b)    Expenses described in clause (xvii) of Section 10(a) and any other expenses described in Section 10(a) that are shared expenses of CWI 1 and Carey Watermark Investors 2 Incorporated (“CWI 2”), shall be allocated between them based upon the percentage that CWI 1's or CWI 2's, as applicable, total pro rata hotel revenues for the most recently completed quarter represent of the combined total pro-rata hotel revenues for such period of CWI 1 and CWI 2, or such other methodology as may be approved by the Board (including a majority of the Independent Directors). No reimbursement shall be made for the cost of personnel to the extent that such personnel are used in transactions for which the Advisor receives a separate transaction fee.
The remainder of Section 10 of the Agreement should be suitably re-numbered to accommodate the addition of Subsection 10(b).
3.    No Further Modification. Except as modified hereby, the Agreement shall remain in full force and effect, and as modified hereby, the Agreement is ratified and confirmed in all respects.

4.    Representations and Warranties. CWI 1, the Operating Partnership and the Advisor each hereby represent and warrant that it has full right, power and authority to enter into this Amendment and that the person executing this Amendment on behalf of CWI 1, the Operating Partnership and the Advisor, respectively, is duly authorized to do so.
5.    Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument. An executed facsimile or .pdf of this Amendment may be relied upon as having, and shall be deemed to have, the same force and effect as an original.
6.    Governing Law. This Amendment shall be governed by the laws of the State of New York, without giving effect to any principles regarding conflict of laws.

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to the Advisory Agreement as of the day and year first above written.

CAREY WATERMARK INVESTORS INCORPORATED

By:	/s/ Susan C. Hyde
Name: Susan C. Hyde
Title: Managing Director and Secretary

CWI OP, LP
By:	CAREY WATERMARK INVESTORS INCORPORATED, its general partner

By:	/s/ Hisham A. Kader
Name: Hisham A. Kader
Title: Chief Financial Officer and
Accounting Officer

CAREY LODGING ADVISORS, LLC
By:	CAREY ASSET MANAGEMENT CORP.,
its sole member

By:	/s/ Thomas E. Zacharias
Name: Thomas E. Zacharias
Title: Managing Director and Chief Operation Officer